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                                                                   EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8 registering 250,000 common shares) pertaining to the Advanced Lighting Technologies, Inc. 2001 Employee Stock Purchase Plan of our report dated September 11, 2000, except for the fourth sentence of the second paragraph of Note N, as to which the date is September 25, 2000, with respect to the consolidated financial statements of Advanced Lighting Technologies, Inc. as of June 30, 2000 and 1999 and for each of the two years then ended included in its Annual Report (Form 10-K) for the year ended June 30, 2000, filed with the Securities and Exchange Commisssion.

                                         /s/ GRANT THORNTON LLP

Cleveland, Ohio
May 17, 2001